Capital City Bank Group, Inc.

Reports Second Quarter 2016 Results

TALLAHASSEE, Fla. (July 26, 2016) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $3.9 million, or $0.22 per diluted share for the second quarter of 2016 compared to net income of $1.6 million, or $0.10 per diluted share for the first quarter of 2016, and $3.8 million, or $0.22 per diluted share, for the second quarter of 2015. For the first six months of 2016, net income totaled $5.6 million, or $0.32 per diluted share, compared to net income of $4.8 million, or $0.28 per diluted share for the same period in 2015.

HIGHLIGHTS

•	Continued broad based loan growth of 1.6% sequentially and 4.0% over prior year
•	Continued growth in net interest income of 0.9% sequentially and 2.9% year to date
•	Significant reduction in loan loss provision reflective of strong loan recoveries
•	Strong reduction in NPAs and classified assets – down sequentially by 14% and 11%, respectively
•	$10 million trust preferred securities (“TRUPs”) repurchased at a discount added $2.5 million pre-tax ($0.09 per share) to 2nd quarter earnings
•	Repurchased 432,000 shares of common stock during second quarter of 2016

“Our second quarter performance continued to show meaningful progress year over year,” said William G. Smith, Jr., Chairman, President and CEO. “A significant reduction in nonperforming assets, high level of loan loss recoveries and gain on the repurchase of $10 million in TRUPs all helped to headline the quarter. Despite a challenging environment, our strategies continue to produce positive results. Average loans grew at an annual pace of over 6%, and we remain dedicated to reducing our structural expenses and enhancing existing revenues while identifying new business opportunities. If done properly and prudently, it can take time for these strategies to produce the desired outcome, but we are making progress and remain steadfast in our decision to value long-term profitability over short-term gains.”

Compared to the first quarter of 2016, performance reflects higher net interest income of $0.2 million, a $2.5 million increase in noninterest income, lower noninterest expense of $0.2 million, and a $0.6 million reduction in the loan loss provision, partially offset by a $1.2 million increase in income taxes.

Compared to the second quarter of 2015, the increase in earnings reflects higher net interest income of $0.4 million, a $0.4 million increase in noninterest income, and a $0.5 million reduction in the loan loss provision, partially offset by a $0.3 million increase in noninterest expense and $0.9 million increase in income taxes.

The increase in earnings for the first six months of 2016 versus the comparable period in 2015 was attributable to higher net interest income of $1.1 million, a $0.3 million increase in noninterest income, lower noninterest expense of $0.2 million, and a $0.3 million reduction in the loan loss provision, partially offset by higher income taxes of $1.1 million.

The Return on Average Assets was 0.57% and the Return on Average Equity was 5.65% for the second quarter of 2016. These metrics were 0.24% and 2.39% for the first quarter of 2016, respectively, and 0.58% and 5.62% for the second quarter of 2015, respectively. For the first six months of 2016, the Return on Average Assets was 0.41% and the Return on Average Equity was 4.03% compared to 0.37% and 3.54%, respectively, for the first half of 2015.

Discussion of Operating Results

Tax equivalent net interest income for the second quarter of 2016 was $19.6 million compared to $19.4 million for the first quarter of 2016 and $19.1 million for the second quarter of 2015.  The increase in tax equivalent net interest income compared to the first quarter of 2016 reflects a positive shift in earning asset mix due to growth in the loan and investment portfolios, partially offset by a decline in overnight funds. The increase in tax equivalent net interest income compared to the second quarter of 2015 reflects growth in the investment portfolio and a higher rate paid on overnight funds, partially offset by a decline in loan fees. For the six months ended June 30, 2016, tax equivalent net interest income totaled $39.0 million compared to $37.7 million for the comparable period in 2015. The year over year increase was driven by one additional calendar day, and growth in the loan and investment portfolios.

Although the low interest rate environment continues to put downward pressure on our net interest income, we have been successful in increasing our net interest income quarter-over-quarter. Additionally, aggressive lending competition in all markets has impacted the pricing for loans. Low rates and competition, collectively, continue to adversely impact our loan yields. Various loan strategies, which align with our overall risk appetite, continue to be reviewed and implemented to enhance our performance.

Our net interest margin for the second quarter of 2016 was 3.22%, an increase of two basis points over the first quarter of 2016 and a decrease of seven basis points from the second quarter of 2015.  The increase in the margin compared to the first quarter of 2016 was primarily attributable to growth in our loan and investment portfolios. The decrease in the margin compared to the second quarter of 2015 was primarily attributable to lower loan yields. For the six months ended June 30, 2016, the net interest margin declined by seven basis points to 3.21% compared to the same period of 2015 for reasons mentioned above.

The provision for loan losses for the second quarter of 2016 was negative $0.1 million reflecting a higher level of loan recoveries as well as continued improvement in credit quality. This compares to a $0.5 million provision expense for the first quarter of 2016 and $0.4 million provision expense for the second quarter of 2015. For the first half of 2016, the loan loss provision totaled $0.4 million compared to $0.7 million for the same period of 2015. The decrease in the year-to-date provision reflects continued favorable problem loan migration and improvement in key credit metrics, partially offset by growth in the loan portfolio. We realized net loan recoveries of $0.2 million (consisting of recoveries of $1.3 million, less gross charge-offs of $1.1 million) for the second quarter of 2016. This compares to net charge-offs of $0.8 million, or 0.21% (annualized) of average loans for the first quarter of 2016 and $1.2 million, or 0.33% (annualized), for the second quarter of 2015. For the first half of 2016, net charge-offs totaled $0.6 million, or 0.08% (annualized) of average loans compared to $3.0 million, or 0.41% (annualized), for the same period of 2015. At quarter-end, the allowance for loan losses of $13.7 million was 0.89% of outstanding loans (net of overdrafts) and provided coverage of 167% of nonperforming loans compared to 0.90% and 150%, respectively, at March 31, 2016 and 0.93% and 135%, respectively, at December 31, 2015.

Noninterest income for the second quarter of 2016 totaled $15.2 million, an increase of $2.5 million, or 20.0%, over the first quarter of 2016 attributable to a $2.5 million gain from the repurchase of our TRUPs. This transaction is further detailed in our Current Report on Form 8-K filed with the SEC on April 18, 2016. Compared to the second quarter of 2015, noninterest income increased $0.4 million, or 2.8%, primarily attributable to higher other income of $0.8 million that was partially offset by lower deposit fees of $0.4 million. The increase in other income reflects the $2.5 million gain from the repurchase of TRUPs partially offset by lower bank owned life insurance (“BOLI”) income of $1.7 million. For the first half of 2016, noninterest income totaled $27.9 million, a $0.3 million, or 0.9%, increase over the same period of 2015, primarily attributable to higher other income of $0.9 million and mortgage banking fees of $0.1 million, partially offset by lower deposit fees of $0.5 million and wealth management fees of $0.3 million. The variance in other income was attributable to the same factors noted above for the second quarter. Continued strong residential home sales activity in our markets drove the improvement in mortgage banking fees. The reduction in deposit fees reflects lower overdraft service fees attributable to a reduction in accounts using this service as well as lower utilization by existing users. The reduction in wealth management fees generally reflects lower trading volume by our retail brokerage clients.

Noninterest expense for the second quarter of 2016 totaled $28.7 million, a decrease of $0.2 million, or 0.8%, from the first quarter of 2016 primarily attributable to lower other real estate owned (“OREO”) expense of $0.4 million reflective of lower property valuation adjustments and carrying costs. Compared to the second quarter of 2015, noninterest expense increased by $0.3 million, or 0.9%, due to higher occupancy costs, primarily attributable to higher maintenance costs for building and furniture/equipment and to a lesser extent higher depreciation expense from technology investments in our banking offices. For the first six months of 2016, noninterest expense totaled $57.6 million, a decrease of $0.2 million, or 0.3%, from the same period of 2015 attributable to lower compensation expense of $0.6 million that was partially offset by higher occupancy expense of $0.4 million. A higher level of deferred loan cost (which reduces salary expense), partially offset by higher pension plan expense drove the reduction in compensation. The variance in occupancy expense was attributable to the same aforementioned factors noted above for the second quarter.

We realized income tax expense of $2.1 million (34% effective rate) for the second quarter of 2016 compared to $0.9 million (34% effective rate) for the first quarter of 2016 and $1.2 million (23% effective rate) for the second quarter of 2015. For the first six months of 2016, income tax expense totaled $2.9 million (34% effective rate) compared to $1.8 million (27% effective rate) for the comparable period of 2015. The receipt of $1.7 million in BOLI proceeds in the second quarter of 2015 was tax-free, therefore income tax expense for the three and six-months of 2015 was favorably impacted.

Discussion of Financial Condition

Average earning assets were $2.448 billion for the second quarter of 2016, an increase of $7.1 million, or 0.3%, over the first quarter of 2016, and an increase of $94.0 million, or 4.0%, over the fourth quarter of 2015.  The change in earning assets over the first quarter of 2016 reflects growth in both the loan and investment portfolios, which was funded by a reduction in our funds sold position and growth in nonmaturity deposits, primarily noninterest bearing. The increase compared to the fourth quarter of 2015 reflects growth in the loan and investment portfolios, funded primarily by increases in noninterest bearing, NOW, and savings accounts.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $254.6 million during the second quarter of 2016 compared to an average net overnight funds sold position of $286.2 million in the first quarter of 2016 and $222.8 million in the fourth quarter of 2015. The decrease in net overnight funds compared to the first quarter of 2016 reflects an increase in both the investment and loan portfolios. The decline in interest bearing liabilities was nearly offset by the increase in noninterest bearing deposits. The increase in net overnight funds compared to the fourth quarter of 2015 primarily reflects higher levels of all deposit products other than money market accounts and certificates of deposit, partially offset by growth in both the investment and loan portfolios.

Average loans increased $24.3 million, or 1.6% when compared to the first quarter of 2016, and have grown $39.3 million, or 2.6% when compared to the fourth quarter of 2015. The increase compared to the prior quarter reflects growth primarily in institutional, commercial, and consumer loans. Growth over the fourth quarter of 2015 was experienced in all loan products, with the exception of commercial mortgages.

Without compromising our credit standards or taking on inordinate interest rate risk, we continue to make minor modifications on some of our lending programs to try to mitigate the impact that consumer and business deleveraging is having on our portfolio. These programs, coupled with economic improvements in our anchor markets, have helped to increase overall production.

Nonperforming assets (nonaccrual loans and OREO) totaled $22.8 million at the end of the second quarter of 2016, a decrease of $3.7 million, or 14%, from the first quarter of 2016 and $6.8 million, or 23%, from the fourth quarter of 2015. Nonaccrual loans totaled $8.2 million at the end of the second quarter of 2016, a decrease of $0.9 million from the first quarter of 2016 and $2.1 million from the fourth quarter of 2015. Nonaccrual loan additions totaled $2.5 million in the second quarter of 2016 and $6.3 million for the first six months of 2016, which compares to $10.3 million for the same six month period of 2015. The balance of OREO totaled $14.6 million at the end of the second quarter of 2016, a decrease of $2.8 million and $4.7 million, respectively, from the first quarter of 2016 and fourth quarter of 2015. For the second quarter of 2016, we added properties totaling $1.2 million, sold properties totaling $3.3 million, and recorded valuation adjustments totaling $0.7 million. For the first six months of 2016, we added properties totaling $2.4 million, sold properties totaling $5.6 million, and recorded valuation adjustments totaling $1.5 million. Nonperforming assets represented 0.83% of total assets at June 30, 2016 compared to 0.95% at March 31, 2016 and 1.06% at December 31, 2015.

Average total deposits were $2.277 billion for the second quarter of 2016, an increase of $18.0 million, or 0.8%, over the first quarter of 2016, and an increase of $101.8 million, or 4.7% over the fourth quarter of 2015. The increase in deposits when compared to the first quarter of 2016 reflects growth in all deposit products except public NOW deposits and certificates of deposit. Compared to the fourth quarter of 2015, growth was experienced in all product types except money market accounts and certificates of deposit. The seasonal inflows of public funds most likely peaked in the first quarter of 2016, and are expected to decline into the fourth quarter of 2016.

Deposit levels remain strong, as the seasonal decline in public NOW accounts was more than offset by increases in all other nonmaturity deposits during the quarter. Average core deposits continue to experience growth in this low rate environment. Competitive rates continue to be monitored, as a prudent pricing discipline remains the key to managing our mix of deposits.

Compared to the first quarter of 2016, average borrowings decreased $22.9 million due to a decline in repurchase agreements and the retirement of $10 million in subordinated debt associated with the TRUPs repurchase. Compared to the fourth quarter of 2015, average borrowings decreased by $24.9 million due to the reasons stated above.

Equity capital was $274.8 million as of June 30, 2016, compared to $276.8 million as of March 31, 2016 and $274.4 million as of December 31, 2015. Our leverage ratio was 9.88%, 10.34%, and 10.65%, respectively, for these periods. Further, as of June 30, 2016, our risk-adjusted capital ratio was 16.44% compared to 17.20% and 17.25% at March 31, 2016 and December 31, 2015, respectively. Our common equity tier 1 ratio was 12.65% as of June 30, 2016, compared to 12.82% as of March 31, 2016 and 12.84% as of December 31, 2015. All of our capital ratios significantly exceed the threshold to be designated as “well-capitalized” under the Basel III capital standards. The reduction in our regulatory capital ratios in the second quarter of 2016 reflects the repurchase of common stock (~ 38 basis point impact) and the repurchase of TRUPs (~ 50 basis point impact). During the second quarter of 2016 we repurchased approximately 432,000 shares of our common stock at an average price of $14.50 per share.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.8 billion in assets. We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, data processing and securities brokerage services. Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 61 banking offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; fluctuations in inflation, interest rates, or monetary policies; the effects of security breaches and computer viruses that may affect the Company’s computer systems or fraud related to debit card products; changes in consumer spending and savings habits; the Company’s growth and profitability; the strength of the U.S. economy and the local economies where the Company conducts operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2016	Mar 31, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015

EARNINGS
Net Income	$3,930	$1,647	$3,845	$5,577	$4,831
Net Income Per Common Share	$0.22	$0.10	$0.22	$0.32	$0.28
PERFORMANCE
Return on Average Assets	0.57%	0.24%	0.58%	0.41%	0.37%
Return on Average Equity	5.65%	2.39%	5.62%	4.03%	3.54%
Net Interest Margin	3.22%	3.20%	3.29%	3.21%	3.28%
Noninterest Income as % of Operating Revenue	43.99%	39.76%	43.80%	41.96%	42.44%
Efficiency Ratio	82.40%	90.13%	83.85%	86.11%	88.46%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	15.63%	16.39%	15.83%	15.63%	15.83%
Total Capital Ratio	16.44%	17.20%	16.72%	16.44%	16.72%
Tangible Common Equity Ratio	7.08%	7.09%	7.29%	7.08%	7.29%
Leverage Ratio	9.88%	10.34%	10.53%	9.88%	10.53%
Common Equity Tier 1 Ratio	12.65%	12.82%	12.34%	12.65%	12.34%
Equity to Assets	9.93%	9.91%	10.25%	9.93%	10.25%
ASSET QUALITY
Allowance as % of Non-Performing Loans	166.50%	150.44%	99.46%	166.50%	99.46%
Allowance as a % of Loans	0.89%	0.90%	1.03%	0.89%	1.03%
Net Charge-Offs as % of Average Loans	(0.04)%	0.21%	0.33%	0.08%	0.41%
Nonperforming Assets as % of Loans and ORE	1.48%	1.73%	3.00%	1.48%	3.00%
Nonperforming Assets as % of Total Assets	0.83%	0.95%	1.71%	0.83%	1.71%
STOCK PERFORMANCE
High	$15.96	$15.88	$16.32	$15.96	$16.33
Low	13.16	12.83	13.94	12.83	13.16
Close	$13.92	$14.59	$15.27	$13.92	$15.27
Average Daily Trading Volume	20,192	22,720	33,514	21,426	24,435

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2016		2015
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
ASSETS
Cash and Due From Banks	$51,766	$45,914	$51,288	$42,917	$61,484
Funds Sold and Interest Bearing Deposits	220,719	304,908	327,617	167,787	185,572
Total Cash and Cash Equivalents	272,485	350,822	378,905	210,704	247,056

Investment Securities Available for Sale	485,848	462,444	451,028	444,071	433,688
Investment Securities Held to Maturity	204,474	187,079	187,892	193,964	201,805
Total Investment Securities	690,322	649,523	638,920	638,035	635,493

Loans Held for Sale	12,046	10,475	11,632	10,960	10,991

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	207,105	183,681	179,816	169,588	151,116
Real Estate - Construction	46,930	42,538	46,484	49,475	44,216
Real Estate - Commercial	485,329	503,259	499,813	491,734	510,962
Real Estate - Residential	280,015	285,772	285,748	280,690	284,333
Real Estate - Home Equity	235,394	234,128	233,901	232,254	230,388
Consumer	252,347	245,197	240,434	238,884	238,599
Other Loans	11,177	10,297	4,837	10,094	12,048
Overdrafts	2,177	1,963	1,242	2,464	2,603
Total Loans, Net of Unearned Interest	1,520,474	1,506,835	1,492,275	1,475,183	1,474,265
Allowance for Loan Losses	(13,677)	(13,613)	(13,953)	(14,737)	(15,236)
Loans, Net	1,506,797	1,493,222	1,478,322	1,460,446	1,459,029

Premises and Equipment, Net	97,313	98,029	98,819	98,218	99,108
Goodwill	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	14,622	17,450	19,290	25,219	30,167
Other Assets	89,240	87,854	87,161	86,701	87,489
Total Other Assets	285,986	288,144	290,081	294,949	301,575

Total Assets	$2,767,636	$2,792,186	$2,797,860	$2,615,094	$2,654,144

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$798,219	$790,040	$758,283	$720,824	$723,866
NOW Accounts	804,263	786,432	848,330	688,491	734,237
Money Market Accounts	259,813	254,682	248,367	261,050	264,475
Regular Savings Accounts	294,432	286,807	269,162	262,843	255,185
Certificates of Deposit	168,079	173,447	178,707	181,775	186,881
Total Deposits	2,324,806	2,291,408	2,302,849	2,114,983	2,164,644

Short-Term Borrowings	9,609	62,922	61,058	65,355	53,698
Subordinated Notes Payable	52,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	26,401	27,062	28,265	29,042	29,733
Other Liabilities	79,109	71,074	68,449	69,168	71,144

Total Liabilities	2,492,812	2,515,353	2,523,508	2,341,435	2,382,106

SHAREOWNERS' EQUITY
Common Stock	168	172	172	171	172
Additional Paid-In Capital	32,855	38,671	38,256	37,738	37,625
Retained Earnings	262,380	259,139	258,181	256,265	255,096
Accumulated Other Comprehensive Loss, Net of Tax	(20,579)	(21,149)	(22,257)	(20,515)	(20,855)

Total Shareowners' Equity	274,824	276,833	274,352	273,659	272,038

Total Liabilities and Shareowners' Equity	$2,767,636	$2,792,186	$2,797,860	$2,615,094	$2,654,144

OTHER BALANCE SHEET DATA
Earning Assets	$2,443,561	$2,471,741	$2,470,445	$2,291,966	$2,306,322
Interest Bearing Liabilities	1,615,484	1,654,239	1,696,776	1,551,443	1,587,096

Book Value Per Diluted Share	$16.31	$16.04	$15.93	$15.91	$15.80
Tangible Book Value Per Diluted Share	11.27	11.13	11.00	10.98	10.87

Actual Basic Shares Outstanding	16,804	17,222	17,157	17,144	17,154
Actual Diluted Shares Outstanding	16,855	17,254	17,226	17,223	17,216

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

						Six Months Ended
	2016		2015			June 30,
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	2016	2015

INTEREST INCOME
Interest and Fees on Loans	$18,105	$18,045	$18,861	$18,214	$18,231	$36,150	$36,094
Investment Securities	1,751	1,637	1,572	1,540	1,451	3,388	2,745
Funds Sold	318	362	169	123	151	680	340
Total Interest Income	20,174	20,044	20,602	19,877	19,833	40,218	39,179

INTEREST EXPENSE
Deposits	211	221	219	220	259	432	505
Short-Term Borrowings	38	10	9	14	15	48	36
Subordinated Notes Payable	343	387	354	344	338	730	670
Other Long-Term Borrowings	206	216	226	233	237	422	477
Total Interest Expense	798	834	808	811	849	1,632	1,688
Net Interest Income	19,376	19,210	19,794	19,066	18,984	38,586	37,491
Provision for Loan Losses	(97)	452	513	413	375	355	668
Net Interest Income after Provision for Loan Losses	19,473	18,758	19,281	18,653	18,609	38,231	36,823

NONINTEREST INCOME
Deposit Fees	5,321	5,400	5,664	5,721	5,682	10,721	11,223
Bank Card Fees	2,855	2,853	2,866	2,826	2,844	5,708	5,586
Wealth Management Fees	1,690	1,792	1,893	1,818	1,776	3,482	3,822
Mortgage Banking Fees	1,267	1,030	1,043	1,306	1,203	2,297	2,190
Data Processing Fees	335	347	335	400	364	682	737
Other	3,747	1,255	1,420	1,157	2,925	5,002	4,084
Total Noninterest Income	15,215	12,677	13,221	13,228	14,794	27,892	27,642

NONINTEREST EXPENSE
Compensation	16,051	16,241	15,833	16,653	16,404	32,292	32,928
Occupancy, Net	4,584	4,459	4,638	4,446	4,258	9,043	8,654
Other Real Estate, Net	1,060	1,425	1,241	1,302	931	2,485	2,428
Other	7,007	6,805	6,568	6,763	6,846	13,812	13,819
Total Noninterest Expense	28,702	28,930	28,280	29,164	28,439	57,632	57,829

OPERATING PROFIT	5,986	2,505	4,222	2,717	4,964	8,491	6,636
Income Tax Expense	2,056	858	1,620	1,034	1,119	2,914	1,805
NET INCOME	$3,930	$1,647	$2,602	$1,683	$3,845	$5,577	$4,831

PER SHARE DATA
Basic Income	$0.22	$0.10	$0.16	$0.09	$0.22	$0.32	$0.28
Diluted Income	$0.22	$0.10	$0.16	$0.09	$0.22	$0.32	$0.28
Cash Dividend	$0.04	$0.04	$0.04	$0.03	$0.03	$0.08	$0.06
AVERAGE SHARES
Basic	17,144	17,202	17,145	17,150	17,296	17,173	17,402
Diluted	17,196	17,235	17,214	17,229	17,358	17,215	17,456

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND RISK ELEMENT ASSETS
Unaudited

						Six Months Ended
	2016		2015			June 30,
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	2016	2015

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$13,613	$13,953	$14,737	$15,236	$16,090	$13,953	$17,539
Provision for Loan Losses	(97)	452	513	413	375	355	668
Net Charge-Offs	(161)	792	1,297	912	1,229	631	2,971
Balance at End of Period	$13,677	$13,613	$13,953	$14,737	$15,236	$13,677	$15,236
As a % of Loans	0.89%	0.90%	0.93%	0.99%	1.03%	0.89%	1.03%
As a % of Nonperforming Loans	166.50%	150.44%	135.40%	112.17%	99.46%	166.50%	99.46%

CHARGE-OFFS
Commercial, Financial and Agricultural	$304	$37	$135	$365	$239	$341	$529
Real Estate - Construction	—	—	—	—	—	—	—
Real Estate - Commercial	—	274	87	(26)	285	274	1,189
Real Estate - Residential	205	478	587	476	484	683	789
Real Estate - Home Equity	146	215	397	370	454	361	636
Consumer	438	439	656	318	351	877	927
Total Charge-Offs	$1,093	$1,443	$1,862	$1,503	$1,813	$2,536	$4,070

RECOVERIES
Commercial, Financial and Agricultural	$49	$39	$57	$45	$82	$88	$137
Real Estate - Construction	—	—	—	—	—	—	—
Real Estate - Commercial	237	81	13	86	54	318	84
Real Estate - Residential	579	236	264	193	200	815	248
Real Estate - Home Equity	81	59	37	42	33	140	57
Consumer	308	236	194	225	215	544	573
Total Recoveries	$1,254	$651	$565	$591	$584	$1,905	$1,099

NET CHARGE-OFFS	$(161)	$792	$1,297	$912	$1,229	$631	$2,971

Net Charge-Offs as a % of Average Loans (1)	(0.04)%	0.21%	0.34%	0.24%	0.33%	0.08%	0.41%

RISK ELEMENT ASSETS
Nonaccruing Loans	$8,214	$9,049	$10,305	$13,138	$15,320
Other Real Estate Owned	14,622	17,450	19,290	25,219	30,167
Total Nonperforming Assets	$22,836	$26,499	$29,595	$38,357	$45,487

Past Due Loans 30-89 Days	$3,872	$3,599	$5,775	$4,335	$5,858
Past Due Loans 90 Days or More	—	—	—	—	—
Classified Loans	45,058	49,780	53,551	61,411	69,152
Performing Troubled Debt Restructuring's	$35,526	$36,700	$35,634	$35,961	$41,632

Nonperforming Loans as a % of Loans	0.54%	0.60%	0.69%	0.88%	1.03%
Nonperforming Assets as a % of
Loans and Other Real Estate	1.48%	1.73%	1.94%	2.54%	3.00%
Nonperforming Assets as a % of Total Assets	0.83%	0.95%	1.06%	1.47%	1.71%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.
AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	Second Quarter 2016			First Quarter 2016			Fourth Quarter 2015			Third Quarter 2015			Second Quarter 2015			Jun 2016 YTD			Jun 2015 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,531,777	18,233	4.79%	$1,507,508	18,141	4.84%	$1,492,521	18,952	5.04%	$1,483,657	18,290	4.89%	$1,473,954	18,285	4.98%	$1,519,642	36,374	4.81%	$1,461,356	36,194	4.99%

Investment Securities
Taxable Investment Securities	571,343	1,539	1.08	552,092	1,420	1.03	544,542	1,365	0.99	543,550	1,347	0.98	540,735	1,313	0.97	561,718	2,959	1.03	516,321	2,511	0.95
Tax-Exempt Investment Securities	90,030	325	1.44	94,951	332	1.40	93,838	328	1.40	92,685	304	1.31	76,191	219	1.15	92,490	657	1.42	70,043	373	1.06

Total Investment Securities	661,373	1,864	1.13	647,043	1,752	1.09	638,380	1,693	1.05	636,235	1,651	1.03	616,926	1,532	0.99	654,208	3,616	1.11	586,364	2,884	0.99

Funds Sold	254,627	318	0.50	286,167	362	0.51	222,828	169	0.30	190,931	123	0.26	237,132	151	0.26	270,397	680	0.51	269,588	340	0.25

Total Earning Assets	2,447,777	$20,415	3.35%	2,440,718	$20,255	3.34%	2,353,729	$20,814	3.51%	2,310,823	$20,064	3.45%	2,328,012	$19,968	3.44%	2,444,247	$40,670	3.35%	2,317,308	$39,418	3.43%

Cash and Due From Banks	46,605			47,834			45,875			45,872			52,473			47,220			50,555
Allowance for Loan Losses	(14,254)			(13,999)			(14,726)			(15,403)			(16,070)			(14,127)			(16,702)
Other Assets	287,726			289,193			293,336			298,400			306,286			288,460			308,526

Total Assets	$2,767,854			$2,763,746			$2,678,214			$2,639,692			$2,670,701			$2,765,800			$2,659,687

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$762,667	$67	0.04%	$798,996	$69	0.03%	$725,538	$62	0.03%	$709,130	$60	0.03%	$761,388	$64	0.03%	$780,832	$136	0.03%	$777,757	$132	0.03%
Money Market Accounts	257,000	30	0.05	252,446	29	0.05	259,091	30	0.05	261,749	31	0.05	256,265	32	0.05	254,723	59	0.05	255,378	73	0.06
Savings Accounts	291,210	36	0.05	277,745	34	0.05	266,468	33	0.05	258,752	32	0.05	253,808	31	0.05	284,477	70	0.05	248,064	61	0.05
Time Deposits	170,837	78	0.19	177,057	89	0.20	180,124	94	0.21	183,976	97	0.21	189,213	132	0.28	173,947	167	0.19	191,919	239	0.25
Total Interest Bearing Deposits	1,481,714	211	0.06%	1,506,244	221	0.06%	1,431,221	219	0.06%	1,413,607	220	0.06%	1,460,674	259	0.07%	1,493,979	432	0.06%	1,473,118	505	0.07%

Short-Term Borrowings	53,691	38	0.28%	66,938	10	0.06%	68,093	9	0.06%	61,548	14	0.09%	54,237	15	0.11%	60,315	48	0.16%	52,035	36	0.14%
Subordinated Notes Payable	54,316	343	2.50	62,887	387	2.43	62,887	354	2.20	62,887	344	2.14	62,887	338	2.13	58,601	730	2.47	62,887	670	2.12
Other Long-Term Borrowings	26,721	206	3.11	27,769	216	3.12	28,618	226	3.14	29,383	233	3.15	30,067	237	3.16	27,245	422	3.11	30,407	477	3.16

Total Interest Bearing Liabilities	1,616,442	$798	0.20%	1,663,838	$834	0.20%	1,590,819	$808	0.20%	1,567,425	$811	0.21%	1,607,865	$849	0.21%	1,640,140	$1,632	0.20%	1,618,447	$1,688	0.21%

Noninterest Bearing Deposits	794,839			752,356			743,497			723,826			717,725			773,597			697,811
Other Liabilities	77,041			70,088			68,005			73,485			70,690			73,565			68,569

Total Liabilities	2,488,322			2,486,282			2,402,321			2,364,736			2,396,280			2,487,302			2,384,827

SHAREOWNERS' EQUITY:	279,532			277,464			275,893			274,956			274,421			278,498			274,860

Total Liabilities and Shareowners' Equity	$2,767,854			$2,763,746			$2,678,214			$2,639,692			$2,670,701			$2,765,800			$2,659,687

Interest Rate Spread		$19,617	3.15%		$19,421	3.14%		$20,006	3.31%		$19,253	3.24%		$19,119	3.23%		$39,038	3.14%		$37,730	3.22%

Interest Income and Rate Earned(1)		20,415	3.35		20,255	3.34		20,814	3.51		20,064	3.45		19,968	3.44		40,670	3.35		39,418	3.43
Interest Expense and Rate Paid(2)		798	0.13		834	0.14		808	0.14		811	0.14		849	0.15		1,632	0.13		1,688	0.15

Net Interest Margin		$19,617	3.22%		$19,421	3.20%		$20,006	3.37%		$19,253	3.31%		$19,119	3.29%		$39,038	3.21%		$37,730	3.28%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.